EXHIBIT 4.13

NOTICE OF EXERCISE

To:	ImmunoCellular Therapeutics, Ltd.

Attn: Chief Financial Officer

21900 Burbank Boulevard, 3rd Floor

Woodland Hills, California 91367

(1)	The undersigned hereby elects to purchase _____________ shares of common stock of ImmunoCellular Therapeutics, Ltd. (formerly known as Optical Molecular Imaging, Inc.) pursuant to the terms of the attached Warrant (revised in January 2009 to extend the expiration date to June 30, 2009 and reduce the purchase price to $.25 per share), and tenders herewith payment of the purchase price in full in US$, together with all applicable transfer taxes, if any.

(2)	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of common stock to be issued upon exercise hereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment and that the undersigned will not offer, sell or otherwise dispose of any such shares of common stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3)	Please issue a certificate or certificates representing said shares of common stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Tax I.D. No.)

(4)	The undersigned represents that (a) he, she or it is the original purchaser from the Corporation of the attached Warrant or an ‘accredited investor’ within the meaning of Rule 501(a) under the Securities Act of 1933, as amended and (b) the aforesaid shares of common stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

Date:

(Signature)